PRICING SUPPLEMENT NO. 6

                                                                  RULE 424(b)(2)
                                                       REGISTRATION NO. 33-62629

                 PRICING SUPPLEMENT NO. 6 DATED JANUARY 9, 1997

                    FRANCHISE FINANCE CORPORATION OF AMERICA
          MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

         This Pricing Supplement accompanies and supplements the Prospectus, dated October 18, 1995, as supplemented by the Prospectus Supplement, dated February 9, 1996.
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         The Notes have the following terms (as applicable):

                  Principal Amount:                                    $10,000,000
                  Registered Holder:                                   Cede & Co.
                  Taxpayer Identification No.:                         13-2555119
                  Form of Notes:                                       [X] Book Entry/Global  [  ] Certificated
                  Agent's Discount or Commission:                      .15%
                  Net Proceeds to Issuer:                              $9,985,000

         Floating Rate Medium-Term Note:
                  Original Issue Price:                                100%
                  Original Issue Date:                                 January 14, 1997
                  Interest Accrual Date:                               January 14, 1997
                  Interest Category:                                   Regular Floating Rate Note
                  Interest Rate Basis:                                 LIBOR
                           If LIBOR:                                   [ ] LIBOR Reuters
                                                                       [X] LIBOR Telerate
                  Index Currency:                                      United States Dollars
                  Index Maturity:                                      3 months
                  Spread and/or Spread Multiplier:                     Spread is 35 basis points over 3 month LIBOR
                                                                         Telerate
                  Maximum Interest Rate:                               Not Applicable
                  Minimum Interest Rate:                               Not Applicable
                  Day Count Convention:                                Actual/360
                  Initial Interest Rate:                               5.91250%
                  Initial Interest Reset Date:                         April 14, 1997
                  Interest Reset Dates:                                April 14, July 14 and October 14, using the modified
                                                                         following business day convention (London and
                                                                         New York business days)
                  Interest Payment Dates:                              January 14, April 14, July 14 and October 14
                                                                         (beginning April 14, 1997), using the modified
                                                                         following business day convention (London and
                                                                         New York business days)
                  Denominations:                                       $1,000
                  Stated Maturity Date:                                January 14, 1998
                  Redemption Date(s):                                  Not Applicable
                  Redemption Price(s):                                 Not Applicable
                  Notice of Redemption:                                Not Applicable
                  Optional Repayment Date(s):                          April 14, July 14 and October 14, using the
                                                                         modified following business day convention
                                                                         (London and New York business days)
                  Optional Repayment Price(s):                         100% of the principal amount of the Notes
                  Notice of Optional Repayment:                        10 business days prior to the Interest Payment Date
                  Default Rate:                                        Not Applicable
                  Original Issue Discount:                             [  ] Yes     [X] No
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                  Record Date:                                         December 31, March 31, June 30 and September
                                                                          30
                  Calculation Agent:                          Norwest Bank Arizona, National Association

         Agent:   [ ]      Merrill Lynch & Co.
                  [ ]      NationsBanc Capital Markets, Inc.
                  [X]      Smith Barney Inc.

         Agent acting in the capacity as indicated below:
                  [X]      Agent                                       [ ]      Principal

         If as Principal:
                  [        ] The Notes  are  being  offered  at  varying  prices
                           related to  prevailing  market  prices at the time of
                           resale.
                  [ ]      The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

         If as Agent:
                           The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.
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